                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[x] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                            C-COR ELECTRONICS, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF C-COR ELECTRONICS INC          60 DECIBEL ROAD
      APPEARS HERE]                     STATE COLLEGE, PA 16801 USA
                                        814-238-2461/800-233-2267

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 15, 1996

TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of C-COR Electronics, Inc. will be held at the offices of the Corporation, 60 Decibel Road, State College, Pennsylvania, on Tuesday, October 15, 1996, at 9:00 a.m. for the following purposes:

  1. To elect three Directors to serve for terms of three years and until their successors are elected and qualified.

  2. To approve a proposed amendment to the C-COR Electronics, Inc. 1988 Stock Option Plan to expand the class of persons eligible to participate in such plan.

  3. To approve a proposed amendment to the C-COR Electronics, Inc. 1992 Employee Stock Purchase Plan to provide for monthly (rather than quarterly) purchases under such plan.

  4. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed September 6, 1996 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting and any adjournments. Consequently, only holders of Common Stock of record on the transfer books of the Corporation at the close of business on September 6, 1996 will be entitled to notice of and to vote at the meeting and any adjournments.

  Please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote in person.




                                          /s/ Chris A. Miller

                                          CHRIS A. MILLER
                                          Vice President-Finance,
                                          Secretary and Treasurer

September 13, 1996

[LOGO OF C-COR ELECTRONICS, INC.        60 DECIBEL ROAD
      APPEARS HERE]                     STATE COLLEGE, PA 16801 USA
                                        814-238-2461/800-233-2267

                                PROXY STATEMENT

                                      FOR

          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 15, 1996

  This Proxy Statement is furnished to shareholders at the direction and on behalf of the Board of Directors of C-COR Electronics, Inc., a Pennsylvania corporation (the "Corporation"), for the purpose of soliciting proxies for use at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, October 15, 1996, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed or given to shareholders of the Corporation on or about September 13, 1996.

  The shares represented by the proxy will be voted if the proxy is received in time for the meeting. However, any proxy given pursuant to this solicitation may be revoked at any time before it is exercised by giving notice of such revocation to the Secretary of the Corporation, by appearing at the meeting and voting in person, or by returning a later dated proxy.

  The persons named in the accompanying proxy will vote as set forth under "Election of Directors" with respect to the election of Directors, and will vote for the other proposals set forth in this Proxy Statement. With respect to other matters which may properly come before the meeting, the persons named in the accompanying proxy will vote in their discretion.

  Only shareholders of record at the close of business on September 6, 1996 will be entitled to vote at the Annual Meeting. On such date, there were 9,609,496 shares of the Corporation's Common Stock outstanding, each share being entitled to one vote, except that the holders have cumulative voting rights in the election of Directors. Therefore, each shareholder is entitled to as many votes in the election of those directors to be elected for a term expiring in 1999 as shall equal the number of his or her shares of Common Stock multiplied by the number of directors of such class to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees within such class as he or she sees fit. To cumulate votes in this manner, the proxy must be clearly marked to indicate the number of votes to be cast for each nominee. Execution of a proxy giving authority to vote for the nominees named herein will give discretion to the named proxies to vote shares cumulatively for fewer than all nominees.

  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum but will not be voted. Broker non-votes will not be counted in determining the presence of a quorum and will not be voted.

  The cost of preparing and mailing the Notice of Annual Meeting, this Proxy Statement and form of proxy will be borne by the Corporation. In addition to use of the mails, proxies may be solicited by officers, Directors and other employees of the Corporation by telephone or personal solicitation. No additional compensation will be paid to such individuals. The Corporation may also pay persons holding stock in their names, or those of their nominees, for their expenses in sending proxies and proxy materials to beneficial owners.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

  Three Directors are to be elected, each Director to hold office for a term of three years or until his successor shall have been elected and qualified. The shares represented by the proxy will be voted for the nominees whose names appear herein, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The persons designated as proxies will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. They reserve full discretion to cast votes for another person in the event that any nominee is unable to serve. Management has made no decision as to which, if any, nominees for Director might be excluded in the event of cumulative voting. All of the nominees have indicated that they are willing to stand for election, and are willing to serve, if elected, but if any of them should decline to serve or become unavailable, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominees as may be designated by the Board of Directors unless the Board of Directors reduces the number of Directors accordingly.

  The following table sets forth information as to nominees for Directors of the Corporation, as well as information as to Directors of the Corporation who are continuing to serve. The offices referred to in the table are offices of the Corporation, unless otherwise indicated.

                    INFORMATION REGARDING DIRECTOR NOMINEES

                                          PRINCIPAL OCCUPATIONS
                                           AND BUSINESS DURING                   YEAR FIRST
                                           LAST FIVE YEARS AND                    BECAME A
NOMINEE AND AGE                           CURRENT DIRECTORSHIPS                   DIRECTOR
- ---------------                           ---------------------                  ----------
To be elected for a term expiring in 1999:

I.N. Rendall Harper,     President, Chief Executive Officer and Treasurer,          1982
 Jr., 58                 American Micrographics Company, a computer graphics
                         company, since 1977. Director, Federal Reserve Bank of
                         Cleveland, Keystone Minority Capital Fund and Duquesne
                         University.

Dr. Frank Rusinko, Jr.,  Senior Scientist and Director, Carbon Research Center,     1990
 65                      since August 1991, College of Earth and Mineral
                         Sciences, The Pennsylvania State University; Senior
                         Scientist and Director, The Anthracite Institute and
                         The Cooperative Program in Coal Research, from July
                         1992 to December 1995, College of Earth and Mineral
                         Sciences, The Pennsylvania State University; President,
                         Intech EDM, a division of Intech Technology, N.V., a
                         supplier to the electrical discharge machining after-
                         market, from 1989 until August 1991 and Honorary
                         President from August 1991 to December 1993; Chairman,
                         Transor Filter, U.S.A., a manufacturer of filtration
                         systems, since August 1991.

Scott C. Chandler, 35    President and Chief Executive Officer since August
                         1996; Vice President--General Manager, U S WEST Cable &
                         Multimedia, Regional Bell Operating Company (RBOC),
                         from September 1995 to August 1996; Vice President--
                         General Manager, !NTERPRISE America, a subsidiary of U
                         S WEST Communications (RBOC), from January 1994 to
                         August 1995; Director--Vendor Relations/Channel
                         Support, !NTERPRISE Networking Services, a subsidiary
                         of U S WEST Communications (RBOC), from January 1992 to
                         December 1993; Director, Market Strategy Development,
                         U S WEST, Inc., (RBOC), from June 1990 to December
                         1991.

                                           PRINCIPAL OCCUPATIONS
                                            AND BUSINESS DURING                   YEAR FIRST
                                            LAST FIVE YEARS AND                    BECAME A
NOMINEE AND AGE                            CURRENT DIRECTORSHIPS                   DIRECTOR
- ---------------                            ---------------------                  ----------
Continuing Members of the Board of Directors--terms expiring in 1997:

Richard E. Perry, 66      Chairman since June 1986; Chief Executive Officer from     1985
                          July 1985 to August 1996; President from July 1985
                          through December 1992.

Dr. Philip L. Walker,     Evan Pugh Professor Emeritus of Materials Science, The     1960
 Jr., 72                  Pennsylvania State University, since January 1983.

Donald M. Cook, Jr., 65   Retired; Formerly, President and Chief Operating           1988
                          Officer, SEMCOR, Inc., a corporation providing systems
                          engineering and management services, from May 1990 to
                          January 1996.

Continuing Members of the Board of Directors--terms expiring in 1998:

Anne P. Jones, 61         Telecommunications Consultant, since October 1994;         1989
                          Partner, Washington, D.C. office of law firm of
                          Sutherland, Asbill & Brennan from September 1983 until
                          October 1994; Commissioner, Federal Communications
                          Commission from March 1979 until May 1983. Director,
                          Motorola Inc. and IDS Mutual Fund Group.

Dr. James J. Tietjen, 63  Head of Department of Management and Engineering           1987
                          Management, The Stevens Institute of Technology, since
                          August 1994; President and Chief Executive Officer, SRI
                          International, a non-profit scientific research firm,
                          from December 1990 to January 1994; President and Chief
                          Operating Officer, David Sarnoff Research Center, Inc.,
                          a contract research laboratory, from April 1987 through
                          November 1990.

John J. Omlor, 61         President and Chief Executive Officer, John J. Omlor       1989
                          Associates, Ltd., a general business consulting firm,
                          since 1981; Executive Vice President and Chief
                          Financial Officer, Paper Manufacturers Co., a
                          manufacturer of office consumables, since September
                          1987. Director, Paper Manufacturers Co. and FCG, Inc.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table shows, as of June 28, 1996, as to each Director and nominee for Director of the Corporation, and as to the Chief Executive Officer and the executive officers of the Corporation listed in the Summary Compensation Table included elsewhere in this Proxy Statement, and all of the Corporation's Directors, Director nominees and executive officers as a group, the amount and nature of beneficial ownership of the Corporation's Common Stock owned by such individuals. All stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person for purposes of this table even though such stock may not be actually outstanding. Unless otherwise noted, all shares are owned directly with sole voting and sole investment power.

NAME OF BENEFICIAL                               AMOUNT AND NATURE OF       PERCENT OF
      OWNER                                       BENEFICIAL OWNERSHIP        CLASS
- ------------------                                --------------------      ----------
  Scott C. Chandler                                         --                 --
  Donald M. Cook, Jr.                                     6,000(1)               *
  David J. Eng                                            8,399(2)               *
  I.N. Rendall Harper, Jr.                                8,500(3)               *
  Robert E. Hoffman                                       5,675(4)               *
  Anne P. Jones                                           5,500(5)               *
  Chris A. Miller                                         7,027(6)               *
  Gerhard B. Nederlof                                     8,235(7)               *
  John J. Omlor                                          14,500(8)               *
  Richard E. Perry                                      284,338(9)             2.9%
  Dr. Frank Rusinko, Jr.                                  6,000(10)              *
  Dr. James J. Tietjen                                    8,500(11)              *
  Dr. Philip L. Walker, Jr.                              27,500(12)              *
  All Directors, Director nominees and executive
   officers
   as a group (14 persons)                              395,042(13)            4.0%

- --------
 *   Represents less than 1% of the Corporation's Common Stock.
 (1) Includes options (exercisable at June 28, 1996) to purchase 3,000 shares of Common Stock.
 (2) Includes options (exercisable at June 28, 1996 or within sixty days thereof) to purchase 7,900 shares of Common Stock and 319 shares of Common Stock held for Mr. Eng's account in the Corporation's Retirement Savings and Profit Sharing Plan.
 (3) Includes options (exercisable at June 28, 1996) to purchase 4,500 shares of Common Stock and 2,000 shares of Common Stock owned by Mr. Harper's wife. Mr. Harper disclaims beneficial ownership of the shares owned by his wife.
 (4) Includes options (exercisable at June 28, 1996 or within sixty days thereof) to purchase 5,075 shares of Common Stock. Mr. Hoffman resigned from his position with the Corporation effective July 12, 1996.
 (5) Includes options (exercisable at June 28, 1996) to purchase 2,000 shares of Common Stock.
 (6) Includes options (exercisable at June 28, 1996 or within sixty days thereof) to purchase 4,400 shares of Common Stock and 127 shares of Common Stock held for Mr. Miller's account in the Corporation's Retirement Savings and Profit Sharing Plan.
 (7) Includes options (exercisable at June 28, 1996 or within sixty days thereof) to purchase 6,235 shares of Common Stock.
 (8) Includes options (exercisable at June 28, 1996) to purchase 4,500 shares of Common Stock.
 (9) Includes options (exercisable at June 28, 1996) to purchase 175,000 shares of Common Stock, 9,338 shares of Common Stock held for Mr. Perry's account in the Corporation's Retirement Savings and Profit Sharing Plan and 35,000 shares owned by Mr. Perry's wife.
(10) Includes options (exercisable at June 28, 1996) to purchase 4,000 shares of Common Stock.
(11) Includes options (exercisable at June 28, 1996) to purchase 4,500 shares of Common Stock.
(12) Includes options (exercisable at June 28, 1996) to purchase 4,500 shares of Common Stock.
(13) Includes the shares and options referred to in the notes above, and options (exercisable at June 28, 1996 or within sixty days thereof) to purchase 4,400 shares of Common Stock and 315 shares of Common Stock held for the account of an additional executive officer in the Corporation's Retirement Savings and Profit Sharing Plan. A Director disclaims beneficial ownership of 2,000 shares owned by his wife.

                            ADDITIONAL INFORMATION

BOARD OF DIRECTORS

  The Board of Directors held five meetings during the fiscal year ended June 28, 1996. Each of the incumbent Directors attended over 75% of the meetings of the Board of Directors and Committees on which they served. During fiscal 1996, non-employee board members received an annual retainer of either $7,000 if they did not serve as the chairperson of any Committee or $7,500 if they served as a chairperson, and $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of the Committees thereof that they attended. In addition, under the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan, each non-employee Director receives a grant of options to purchase 1,000 shares of the Corporation's Common Stock upon his or her initial election to that position and an annual grant of options to purchase 250 shares of the Corporation's Common Stock thereafter. The options granted under the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant.

  The standing committees of the Board are the Executive Committee, the Audit Committee, the Compensation Committee and the Strategic Planning Committee. The members of all of these committees are appointed by the Board. The Board does not have a Nominating Committee.

EXECUTIVE COMMITTEE

  The Executive Committee is currently comprised of Richard E. Perry (Chairman), Donald M. Cook, Jr. and John J. Omlor. During intervals between meetings of the Board of Directors, the Executive Committee may exercise all powers of the Board of Directors in the management of all affairs of the Corporation in such manner as the Committee deems to be in the best interests of the Corporation. The Executive Committee met two times during the last fiscal year.

AUDIT COMMITTEE

  The Audit Committee is currently comprised of Anne P. Jones (Chairperson), Dr. Philip L. Walker, Jr., Dr. Frank Rusinko, Jr. and I.N. Rendall Harper, Jr. The Audit Committee is responsible for determining the adequacy of corporate accounting, financial and operating controls and meets with the Corporation's internal and independent auditors to review the services rendered by them to the Corporation. During the last fiscal year, the Audit Committee held two meetings.

COMPENSATION COMMITTEE

  The Compensation Committee is currently comprised of Dr. James J. Tietjen (Chairman), Donald M. Cook, Jr. and Dr. Frank Rusinko, Jr. The Compensation Committee is responsible for managing the Corporation's 1988 Stock Option Plan, the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan and the Employee Profit Incentive Plan and approving the salaries of officers of the Corporation. No member of the Compensation Committee is an employee of the Corporation, or an executive officer of a company on whose board an executive officer of the Corporation serves as a director. The Compensation Committee held seven meetings during the last fiscal year.

STRATEGIC PLANNING COMMITTEE

  The Strategic Planning Committee, currently comprised of Richard E. Perry (Chairman), Dr. James J. Tietjen, I.N. Rendall Harper, Jr., John J. Omlor, Dr. Philip L. Walker, Jr. and Anne P. Jones, permits the Corporation's management to discuss strategic planning with experienced Directors. The Strategic Planning Committee held three meetings during the last fiscal year.

DEADLINE FOR SHAREHOLDERS' PROPOSALS

  The Corporation must receive any proposal which a shareholder wishes to submit to the 1997 Annual Meeting of Shareholders before May 16, 1997, for inclusion in the proxy material for that meeting.

                               PRINCIPAL HOLDERS

  The following table sets forth, as of June 28, 1996, the beneficial ownership of the Corporation's Common Stock by each person who is known by the Corporation to own beneficially more than 5% of the issued and outstanding shares of the Corporation's Common Stock.

  NAME AND ADDRESS OF              AMOUNT AND NATURE OF PERCENT
   BENEFICIAL OWNER                BENEFICIAL OWNERSHIP OF CLASS
  -------------------              -------------------- --------
Smith Barney Holdings Inc.                804,632(1)       8.4%
388 Greenwich Street
New York, New York 10013
The Capital Group Companies, Inc.       1,050,000(2)      10.9%
333 South Hope Street
Los Angeles, California 90071
Montgomery Asset Management, L.P.         596,000(3)       6.2%
600 Montgomery Street
San Francisco, California 94111

- --------
(1) Based upon an amended Schedule 13G, dated January 22, 1996, received by the Corporation from The Travelers Group, Inc. ("Travelers") and Smith Barney Mutual Funds Management, Inc. Smith Barney Holdings Inc., a wholly owned subsidiary of Travelers, and Travelers, both disclaimed beneficial ownership of such shares in a statement included in the same filing.
(2) Based upon a Schedule 13G, dated January 9, 1996, received by the Corporation from The Capital Group Companies, Inc. ("Capital"). According to such filing, Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of Capital, exercised, as of December 29, 1995, investment discretion with respect to the shares indicated, which are owned by various institutional investors.
(3) Based upon a Schedule 13G, dated January 29, 1996, received by the Corporation from Montgomery Asset Management, L.P. ("Montgomery"), a registered investment advisor.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF BOARD OF DIRECTORS' COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") is comprised of Dr. Tietjen (Chairman), Mr. Cook and Dr. Rusinko, none of whom is or has been an officer or employee of the Corporation.

  The primary role of the Committee is to determine the compensation of the executives of the Corporation and its subsidiaries. The Committee is responsible for reviewing pay levels for senior executives, overseeing the Employee Profit Incentive Plan, the 1988 Stock Option Plan, the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan, and recommending to the full Board of Directors appropriate actions to achieve a sound executive compensation policy in support of the Corporation's short- and long-term business objectives.

  The executive compensation programs of the Corporation are designed to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic objectives of the Corporation; and (3) align the interests of senior management with the long-term interests of the Corporation's shareholders. At present, the basic components of the Corporation's executive compensation program are base salaries, a profit incentive plan, and long-term incentive compensation. The Corporation also provides broad-based employee benefit plans and certain other executive benefit plans. The Committee has determined that compensation for the Chief Executive Officer and other executive officers should be weighted in favor of more "pay at risk" or "variable pay."

  Base Salary: The Committee's philosophy is to set the base salary for officers below the median for comparable companies, and to give officers the opportunity to exceed this median via the officers' allocation under the Profit Incentive Plan ("Profit Plan").

  Profit Plan: Under the Profit Plan in effect for the fiscal year ended June 28, 1996, all active employees are eligible to participate. The Profit Plan provides variable compensation based on the pre-tax earnings of the Corporation and is used to focus management's and all other employees' attention on profits and the effective use of assets. Payments are allocated from a pool based on Corporation-wide performance and calculated as a percentage of pre-tax profit. No pool is created if profits before tax and Profit Plan costs are less than $2 million or are less than 60 percent of the prior year's profits. The pool is increased as profits improve when compared to the prior year. The minimum pool is 10 percent of pre-tax, pre-Profit Plan costs with a maximum of 20 percent. Of the total Profit Plan pool, 2.5 percent per officer is allocated to the officers' portion of the pool. Each employee's payout is the ratio of his or her base earnings to the total base earnings of all employees in their pool. The payout is capped at 35 percent of each employee's base pay, except for officers whose cap is 75 percent of base pay--thus making the officers' total compensation more dependent on profit improvements. Quarterly payments under the Profit Plan cannot exceed one-eighth of the year's forecasted pool and must be approved by the Committee.

  Long-Term Incentive Compensation: The Committee administers the Corporation's 1988 Stock Option Plan (the "Plan"). The purposes of the Plan are to benefit the Corporation by providing increased incentive to key employees, to aid the Corporation in attracting and retaining qualified employees and to promote the identification of such persons' interests with those of the Corporation's shareholders. All key employees of the Corporation are eligible to receive stock options, which are granted at a price equal to the current fair market value of the Corporation's stock and will be of value to the employee only if the stock value increases over time. Stock option awards generally vest over a five-year period and expire in ten years. Consistent with the purposes of the Plan, options were granted to certain of the Corporation's executive officers during fiscal 1996.

  The Corporation has a Supplemental Retirement Plan for a select group of management. Participants who have been such for ten years and remain employees until age 65, will receive a supplemental retirement benefit of $18,000 a year payable for fifteen years. Participants who have been such for five years and are 60 or older or who have been a participant for ten years and are 55 or older, may elect to retire and receive a reduced supplemental retirement benefit. The years of service requirements were waived for three executive officers who had participated in the Supplemental Retirement Plan prior to the amendment of such plan to include years of service requirements. Beneficiary benefits are a part of this plan.

  The Corporation maintains certain broad-based employee benefit plans in which senior executives participate. These plans include a Retirement Savings and Profit Sharing Plan, life and health insurance plans, and change of control agreements. These plans are not directly tied to the Corporation's performance.

  Chief Executive Compensation: The Corporation had entered into an employment agreement with Richard E. Perry. The agreement provided for employment, beginning on July 1, 1990, for four years at an annual salary of $200,000 during the period that Mr. Perry served as Chairman of the Board, President and Chief Executive Officer, and an annual salary of $100,000 during the period after Mr. Perry ceased to be the Chief Executive Officer (subject to a 30-day notice period). The agreement provided that Mr. Perry (or his surviving spouse) is entitled to receive certain additional annual payments after his retirement. The Corporation has renewed and extended Mr. Perry's employment agreement for an additional period ending October 31, 1997 on substantially the same terms. In connection with the Corporation's retention of Scott C. Chandler as President and Chief Executive Officer of the Corporation commencing August 13, 1996, Mr. Perry resigned as Chief Executive Officer, effective August 13, 1996 (with his compensation continuing at the same level until September 12, 1996). In addition, on August 13, 1996, the Committee determined, in its subjective discretion, to change Mr. Perry's compensation arrangement, pursuant to which, after September 12, 1996, he will receive a base annual salary of $150,000 for his services as the Corporation's Chairman of the Board of Directors. In addition, in recognition of Mr. Perry's services as Chief Executive Officer, on August 13, 1996, the Committee also determined, in its subjective discretion, to award incentive stock options to acquire 25,000 shares of the Corporation's common stock at a price of $16.00 per share, exercisable immediately.

  In addition, the Corporation and Mr. Perry have entered into an agreement providing that in the event of a subsequent change in control (defined as ownership of 30 percent or more of the Corporation's voting stock) or merger, sale of substantially all the assets of the Corporation or change in a majority of Directors, which results within one year in involuntary termination of employment, he shall be entitled to receive two times his then annual salary plus any awards under any incentive compensation plans, continuation for two years of medical and other insurance coverage plus cash sufficient to purchase a paid-up annuity of $1,000 a month for life.

  In fiscal year 1996, Mr. Perry earned $48,741 from the Profit Plan per the formula discussed under the Profit Plan.

      Submitted by,

      Dr. James J. Tietjen, Chairman
      Donald M. Cook, Jr.
      Dr. Frank Rusinko, Jr.

                           SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation received by certain executive officers of the Corporation.

                                                                    LONG-TERM
                                                                   COMPENSATION
                                  ANNUAL COMPENSATION                 AWARDS
                          ---------------------------------------  ------------
                                                                                  ALL
                                                        OTHER                    OTHER
   NAME AND                                             ANNUAL                  COMPEN-
  PRINCIPAL                                            COMPEN-       OPTIONS    SATION
   POSITION               YEAR SALARY($) BONUS($)    SATION($)(1)      (#)      ($)(2)
  ---------               ---- --------- --------    ------------  ------------ -------
Richard E. Perry(3)       1996 $200,000  $ 48,741      $ 7,200        50,000    $ 8,239
Chairman &                1995 $200,000  $146,486      $ 7,200           --     $ 8,199
Chief Executive Officer   1994 $200,000  $ 72,277      $ 7,200        50,000    $ 6,287
Chris A. Miller(4)        1996 $ 86,986  $ 20,852          --         13,500    $ 6,961
Vice President--Finance,  1995 $ 67,627  $ 49,408      $   501           --     $ 4,809
Secretary and Treasurer   1994 $ 60,444  $ 22,424      $   483         1,500    $ 2,697
Gerhard B. Nederlof       1996 $ 96,515  $ 27,563(5)   $13,000         5,375        --
Vice President--          1995 $ 92,803  $ 93,066(6)   $13,000         4,804        --
International             1994 $ 92,803       --       $13,000         5,750        --
David J. Eng              1996 $ 93,323  $ 22,644      $   650         5,375    $ 7,653
Vice President--          1995 $ 76,155  $ 51,064          --         23,500    $45,890(7)
Sales and Marketing
Robert E. Hoffman(8)      1996 $ 93,323  $ 22,644      $13,111(9)      1,875    $ 7,197
Vice President--Engi-
 neering                  1995 $ 90,000  $ 73,441          --         23,500    $12,849

- --------
(1) Represents agreed upon payments for car allowance and other amounts described below.
(2) Consists of the Corporation's contributions to the Corporation's employees' savings plans for the account of the persons indicated.
(3) On August 13, 1996, Scott C. Chandler was elected President and Chief Executive Officer of the Corporation. Mr. Perry has continued as Chairman of the Corporation's Board of Directors.
(4) Mr. Miller was appointed Vice-President--Finance, Secretary and Treasurer effective July 1, 1995. Prior to such appointment, Mr. Miller served as Controller and Assistant Secretary of the Corporation.
(5) Includes $17,658 received as a bonus pursuant to Mr. Nederlof's employment agreement with the Corporation. See "Employment Contracts and Termination of Employment Agreements."
(6) Represents a bonus paid to Mr. Nederlof pursuant to the terms of his employment agreement with the Corporation. See "Employment Contracts and Termination of Employment Agreements."
(7) Includes $44,955 for reimbursement of moving expenses.
(8) Mr. Hoffman resigned from his position with the Corporation effective July 12, 1996.
(9) Includes $12,747 received for reimbursement of moving expenses.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning the grant of stock options under the Corporation's 1988 Stock Option Plan to the executive officers named in the summary compensation table.

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                         ANNUAL RATES OF STOCK
                                                                          PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                 FOR OPTION TERM(2)
                            ------------------------------------------   ---------------------
                                        % OF TOTAL
                                         OPTIONS
                                        GRANTED TO EXERCISE
                             OPTIONS    EMPLOYEES  OR BASE
                            GRANTED(1)  IN FISCAL   PRICE   EXPIRATION
    NAME                       (#)         YEAR     ($/SH)     DATE        5%($)     10%($)
    ----                    ----------  ---------- -------- ----------   --------- -----------
Richard E. Perry              50,000(3)    22.6%   $ 21.75   10/10/05    $ 683,923 $ 1,733,195
Chris A. Miller               10,000        4.5%   $ 27.50     7/1/05    $ 172,946 $   438,279
                               3,500        1.6%   $21.375    6/18/06    $  47,049 $   119,232
Gerhard B. Nederlof            1,875         .8%   $ 25.00    8/15/05    $  29,479 $    74,707
                               3,500        1.6%   $21.375    6/18/06    $  47,049 $   119,232
David J. Eng                   1,875         .8%   $ 25.00    8/15/05    $  29,479 $    74,707
                               3,500        1.6%   $21.375    6/18/06    $  47,049 $   119,232
Robert E. Hoffman              1,875         .8%   $ 25.00    8/15/05(4) $  29,479 $    74,707

- --------
(1) Represent options granted under the Corporation's 1988 Stock Option Plan to acquire shares of Common Stock. The options were granted at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. Unless otherwise indicated, the options become exercisable in increments of 20% per year over five years, beginning on the first anniversary of the date of grant.
(2) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Corporation's stock price.
(3) The options indicated became exercisable immediately upon the date of grant.
(4) The options indicated terminated upon Mr. Hoffman's resignation effective July 12, 1996.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

  The following table sets forth information concerning the exercise of stock options granted under the Corporation's 1988 Stock Option Plan by the executive officers named in the summary compensation table.

                                                                               VALUE OF
                                                               NUMBER OF     UNEXERCISED
                                                              UNEXERCISED  IN-THE-MONEY(2)
                                                                OPTIONS        OPTIONS
                                                                  AT              AT
                                                              FY/END (#)    FY/END ($)(3)
                       SHARES ACQUIRED                       EXERCISABLE/    EXERCISABLE/
    NAME               ON EXERCISE (#) VALUE REALIZED ($)(1) UNEXERCISABLE  UNEXERCISABLE
    ----               --------------- --------------------- ------------- ----------------
Richard E.  Perry        27,000            $704,875           175,000/0  $    1,409,375/0
Chris A. Miller           3,000            $ 81,450        2,400/17,100  $ 26,288/$31,350
Gerhard B. Nederlof      15,160            $259,101        4,700/20,119  $38,050/$108,411
David J. Eng              1,000            $ 20,875        3,525/23,475  $ 10,875/$58,000
Robert E. Hoffman(4)      4,000            $ 48,250        4,700/16,675  $ 25,250/$75,750

- --------
(1) Represents the market value of option shares at exercise date, less the exercise price. The value realized was determined without consideration of taxes payable as a result of exercise.
(2) "In-the-Money" options are options with an exercise price less than the market price of the Corporation's Common Stock at June 28, 1996.
(3) Based on the market value of $18.00 per share on June 28, 1996, less the exercise price.
(4) Mr. Hoffman resigned from his position with the Corporation effective July 12, 1996. In addition to the stock option exercise listed above, Mr. Hoffman exercised options to purchase 4,000 shares of the Corporation's Common Stock on July 19, 1996 for a value realized of $9,250. As a result of his resignation, 16,675 unvested options expired and the remaining 700 vested options expired July 19, 1996.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  The Corporation and Mr. Perry entered into an employment agreement in 1990. This agreement and an agreement regarding any "changes in control" are described in the "Report of Board of Directors' Compensation Committee on Executive Compensation" section of this Proxy Statement.

  The Corporation and Mr. Nederlof entered into an employment agreement in 1992. The agreement, which is for a term of five years expiring on December 31, 1996, provided for a current annual base salary of approximately $93,000 and an annual bonus based upon a percentage of the adjusted pre-tax profits generated by the Corporation's International division, C-COR Europe B.V. In October 1995, the Corporation entered into an Incentive Compensation Agreement with Mr. Nederlof, which had the effect of eliminating the bonus arrangement described above and substituting therefor participation by Mr. Nederlof in the Corporation's Profit Incentive Plan as an officer of the Corporation (as described in the "Report of the Board of Directors' Compensation Committee on Executive Compensation" section of this Proxy Statement).

  In addition, the Corporation has a change of control agreement with each of the Corporation's officers (other than Mr. Perry) which becomes effective upon a change in control of the Corporation, as defined in the agreement. In the event an officer is terminated involuntarily within eighteen (18) months after a change in control, the officer shall be entitled to: (a) two times annual salary; (b) two times the Corporation's contribution to the officer's Retirement Savings & Profit Sharing Plan; (c) the sum of the prior two years' awards from the Profit Incentive Plan; (d) twenty-four months' coverage under the Corporation's various health insurance plans; (e) benefits payable under the Supplemental Retirement Plan, even if not yet attaining age 55; and (f) all outstanding stock options become immediately exercisable. If the officer resigns within eighteen months after a change in control, the officer shall be entitled to the same benefits as from an involuntary termination if: (a) the officer determines there has been a significant change in his/her responsibilities or duties; or (b) the officer's base salary is reduced by more than ten percent; or (c) the officer is required to relocate more than forty miles from his/her former place of work. The Corporation is responsible for the fees and expenses of counsel (up to a maximum of $500,000) and any additional amount required to "gross up" the amount paid to cover federal and state income taxes payable by such officer relating to such payments that the officer incurs in the enforcement of his or her rights under this agreement by litigation or other legal action.

                          [LINE GRAPH APPEARS HERE]

                              PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                        AMONG C-COR ELECTRONICS, INC.,
                   NASDAQ MARKET INDEX AND PEER GROUP INDEX

                        C-COR       NASDAQ Market   Peer Group Index
1991                    100.00          100.00          100.00
1992                    231.82          107.75          121.72
1993                    265.91          132.27          135.93
1994                    450.00          145.04          143.16
1995                   1000.00          170.11          244.25
1996                    654.55          214.14          309.02

                    ASSUMES $100 INVESTED ON JULY 1, 1991
                         ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING JUNE 28, 1996


  Peer Group consists of the following equipment vendors as listed in Multichannel News (which are publicly-traded): ADC Telecommunications, Incorporated; Amphenol Corp.; Antec Corp.; Augat Inc.; Broadband Technologies; General Instrument Corp.; Harmonic Lightwaves, Inc.; Hewlett-Packard Co.; IndeNet Inc.; Nortel; Oak Industries, Inc.; Philips Electronics, NV (NY Shares), PICO Products, Inc.; Pioneer Electronic Corp. (ADR); Scientific-Atlanta, Inc.; TSX Corporation; Wegener Corporation and Zenith Electronics Corporation. The companies comprising the peer group may change from year to year based upon the criteria specified above.

                                  PROPOSAL II

        AMENDMENT OF THE C-COR ELECTRONICS, INC. 1988 STOCK OPTION PLAN

  At the Annual Meeting, a proposal will be presented to the shareholders to approve an amendment to increase the class of persons eligible to participate in the C-COR Electronics, Inc. 1988 Stock Option Plan (the "Plan"). The Plan was adopted by the Corporation's Board of Directors on June 14, 1988 and approved by the Corporation's shareholders on October 25, 1988.

  As described in the "Executive Compensation and Other Information-Report of Board of Directors' Compensation Committee on Executive Compensation-Long-Term Incentive Compensation" section of this Proxy Statement, the purpose of the Plan is to benefit the Corporation by providing increased incentives to employees and to aid the Corporation in attracting and retaining qualified employees and to promote the identification of such persons' interests with those of the Corporation's shareholders. Currently, under the Plan, only "key employees" of the Corporation (and its subsidiaries) are eligible to receive options to purchase Common Stock. The proposed amendment, if approved by the shareholders at the Annual Meeting, would make all active, full-time employees of the Corporation (and its subsidiaries) eligible to participate in the Plan. The grant of options to any such eligible employees will continue to be in the discretion of the Corporation's Compensation Committee. If the proposed amendment is approved, awards to such newly eligible employees can commence after January 1, 1997.

  There are currently approximately 290 individuals participating in the Plan. The proposed amendment would make up to approximately 1,050 additional employees eligible to participate in the Plan. The Plan currently provides for the grant of options to purchase up to 2,400,000 shares. As of June 28, 1996, options to purchase 737,292 shares were outstanding and 1,222,945 shares of stock remained available for the grant of options. Options to purchase 439,763 shares have been exercised to date. In fiscal 1996, options to purchase an aggregate of 221,015 shares were granted to the Corporation's employees (including options to purchase an aggregate of 88,125 shares granted to the Corporation's executive officers). On September 12, 1996, the closing price of the Corporation's Common Stock on the Nasdaq Stock Market's National Market System was $15.50.

  The Board believes that participation in the Plan is an important employee benefit and that the proposed amendment is in the best interests of the Corporation and its shareholders because it will enable the Corporation to include a broader class of individuals in the Plan and serve to further align the interests of the Corporation's employees and shareholders.

  THE BOARD OF DIRECTORS APPROVED THE AMENDMENT TO THE PLAN, SUBJECT TO SHAREHOLDER APPROVAL, AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

  Requirements for approval. The proposed amendment to the Plan will become effective if it receives the affirmative vote of a majority of the holders of the outstanding shares of the Corporation's Common Stock present in person or by proxy at the meeting.

  Administration. Plan is administered by the Compensation Committee (the "Committee") which is composed of at least three members of the Board of Directors. No member of the Committee, while serving as a Committee member, shall be eligible to receive any grant under the Plan. Directors of the Corporation are not eligible to participate in the Plan as Directors, but Directors otherwise qualified are eligible to participate. Under the terms of the Plan, the option exercise price may not be less than the fair market value of the underlying stock on the date the option is granted (except in the case of incentive stock options granted to an owner of more than 10% of the Corporation's Common Stock (or of the stock of any subsidiary corporation), in which case the exercise price may not be less than 110% of the fair market value of such share on the date the option is granted), and each option expires upon the earliest of the employee's termination of employment (except in the case of death or disability), any expiration date fixed by the Committee and set forth in the individual option agreement relating to such option, or ten years from the date of grant (or five years from the date of grant if the option granted is an incentive stock option and is granted to an owner of more than 10% of the Corporation's Common Stock (or of the stock of any subsidiary corporation) within the meaning of the provisions of the Internal Revenue Code applicable to incentive stock options).

  The total number of options to be granted in any year under the Plan, the number and selection of the employees to receive options, the number of options granted to each person, the dates when options become exercisable and the circumstances under which the exercisability of options may be accelerated are wholly within the discretion of the Committee, subject to certain limitations.

  Payment. Under the Plan, the price payable upon exercise of options may be paid in cash or, under certain circumstances, in shares of the Corporation's Common Stock having a fair market value equal to the option price on the date of exercise or any combination thereof. This provision permits an optionee not only to use shares of stock in a single exercise of stock options, but also to use the shares received upon the exercise of stock options to exercise additional stock options in a process known as "pyramiding". Pyramiding permits an optionee to exercise all of his or her options (no matter what the number) without making any additional cash investment by initially surrendering only a minimal number of shares of stock (as few as one).

  Amendments. The Board of Directors of the Corporation may make any amendments to the Plan which it deems necessary or advisable, provided that it may seek shareholder approval of an amendment if determined to be required by or advisable under the terms of the Plan or applicable regulations of either the Securities and Exchange Commission or the Internal Revenue Service, under the rules of any stock exchange or system on which the Corporation's Common Stock is listed, or by other applicable law or regulation. The Board of Directors has no present plans to adopt any further amendments to the Plan.

  Federal Income Tax Consequences. It is intended that some of the options granted under the Plan will qualify as "incentive stock options" under the Internal Revenue Code and that other options ("non-qualified stock options") will not so qualify.

  Incentive Stock Options. The optionee will not realize taxable income upon the grant or exercise of an incentive stock option. However, any excess of the fair market value of the option stock on the date of exercise over the option price will be included in alternative minimum taxable income for purposes of the alternative minimum tax and may cause the optionee of an incentive stock option to incur a liability for such tax in the year of exercise.

  If the optionee holds the stock purchased on exercise of the option until at least (a) one year after it is purchased, and (b) two years after the option is granted, any profit or loss recognized on disposition of the stock will be treated as a long-term capital gain or loss. If, however, the optionee disposes of the stock within either the one or two year period, a disqualifying disposition occurs, and the optionee generally will be required to include in ordinary taxable income upon disposition of the stock, an amount equal to the lesser of (a) the amount, if any, by which the fair market value of such stock on the date the option was exercised exceeded the option price, or (b) the amount, if any, by which the amount realized from such disposition exceeds the option price; and additional gain would be long-term or short-term capital gain, depending upon how long the stock was held. For certain disqualifying dispositions made by gift or sale to a person or entity related to the optionee, the optionee may be required to include in ordinary taxable income the full amount described in (a), regardless of the amount realized from such disposition. Under current law, tax rates for capital gains and ordinary income are the same, but the extent to which capital losses may be offset against capital gains is unlimited, and the extent to which such losses can be offset against ordinary income is limited.

  The one and two year requirements do not apply to the disposition of stock after an optionee's death by (a) the optionee's estate or (b) a person who acquires the right to exercise the option by reason of the optionee's death. In such cases, the stock may be disposed of any time after receipt and be treated as capital gain as described above.

  Options granted under the Plan may be exercised by the transfer to the Corporation of shares of the Corporation's Common Stock with a fair market value equal to the option's exercise price. If the optionee transfers incentive stock option shares to the Corporation before both the one and two year holding periods have expired, the transfer will be treated as a disposition of such shares with the tax consequences described above. If the shares so transferred are not incentive stock option shares or, if they are such shares and both the one and two year periods have expired, such transfer to the Corporation will not be a taxable event.

  Generally, the Corporation will not be entitled to any tax deduction in connection with the grant or exercise of an option. If, however, the optionee disposes of stock acquired upon exercise of an option before the one and two year periods have expired, the Corporation will be entitled to deduct, when the optionee disposes of the stock, any amount the optionee is required to include in ordinary taxable income.

  Non-Qualified Stock Options. The grant by the Corporation of a non-qualified option is not a taxable event to the optionee. Generally, an optionee recognizes ordinary income on the date option shares are issued to him pursuant to the exercise of the option in an amount equal to the "spread" or the excess of the fair market value of the shares on that date over the exercise price. Any further gain or loss on disposition of the shares will be capital gain or loss if the shares are held by the optionee for investment. Since the tax consequences can differ under certain circumstances, an optionee who is subject to Section 16 of the Securities Exchange Act of 1934 is advised to consult with their own counsel prior to the resale of their shares of Common Stock.

  The Corporation will be entitled to deduct for federal income tax purposes any amount the optionee is required to include in ordinary income at the time such amount is so includable, provided that (a) such amount is not deemed to be an "excess parachute payment" (i.e., a payment payable upon a change of control of the Corporation that is in excess of reasonable compensation and a formulary base period amount) and (b) the Corporation timely reports the amount includable in the optionee's income to the Internal Revenue Service. The Corporation may reduce the number of shares otherwise issuable on exercise of a stock option in order to satisfy its tax withholding obligations.

                                 PROPOSAL III

       AMENDMENT OF THE C-COR ELECTRONICS, INC. 1992 STOCK PURCHASE PLAN

  At the Annual Meeting, a proposal will be presented for the shareholders to amend the C-COR Electronics, Inc. 1992 Employee Stock Purchase Plan (the "Purchase Plan") to provide for monthly (rather than quarterly) purchases under the Purchase Plan. The Purchase Plan was adopted by the Board of Directors on August 18, 1992 and approved by the shareholders at the annual meeting on October 20, 1992. The Purchase Plan currently provides for the purchase of up to 400,000 shares. As of June 28, 1996, a total of 15,936 shares had been purchased under the Purchase Plan and a total of 384,064 shares remained available for purchase. During the year ended June 28, 1996, the prices of shares purchased under the Purchase Plan ranged from $13.175 to $19.975 and from 50 to 98 individuals participated in the Purchase Plan.

  The amendment, if approved by the shareholders, will change the "Offering Commencement Date" (as defined in the Purchase Plan) from the first day of each calendar quarter to the first day of each month, and will further change the "Offering Termination Date" (as defined in the Purchase Plan) from the last day of each calendar quarter to the last day of each month. If approved by the shareholders, the amendment will be effective on January 1, 1997. The effect of this proposed amendment is to increase the frequency of stock purchases under the Purchase Plan.

  THE BOARD OF DIRECTORS HAS APPROVED THE AMENDMENT TO THE PURCHASE PLAN, SUBJECT TO SHAREHOLDER APPROVAL, AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

  Eligibility. The Purchase Plan is open to all non-temporary employees of the Corporation and its subsidiaries who have been employed by the Corporation for at least 20 hours per week during a six consecutive month period ending on the last day of a calendar quarter immediately preceding the effective date of an election to purchase shares pursuant to the Purchase Plan (individually, each an "Eligible Employee" and, collectively, "Eligible Employees"). For any calendar year, no Eligible Employee may purchase through the Purchase Plan

Common Stock that has a fair market value in excess of $6,500. Any employee possessing five percent or more of the voting power or value of the Corporation and its subsidiaries (a "Five Percent Owner") is not eligible to purchase Common Stock under the Purchase Plan and no employee is eligible to purchase Common Stock under the Purchase Plan to the extent that such purchase would make the employee a Five Percent Owner.

  Purchase. Eligible Employees are able to purchase Common Stock by filing an election form with the plan administrator at least 15 days before the Offering Commencement Date for the offering in which the purchase is to be made (the "Purchase Period"). An Eligible Employee may elect to have from $5.00 to $250.00 (in even dollar amounts) withheld from such Eligible Employee's paycheck. Such amounts are credited to an account established for the Eligible Employee (the "Participation Account"). No interest is paid on amounts held in a Participation Account. Amounts in an Eligible Employee's Participation Account are applied to the purchase of unissued or treasury shares of Common Stock on the last date of the Purchase Period. If the proposed amendment is approved by the Corporation's shareholders, such purchases will be made at the end of each month. The price for such shares is equal to 85% of the closing price per share of the Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Only whole shares of Common Stock may be purchased. Amounts withheld from an Eligible Employee's paycheck and not applied to the purchase of whole shares of Common Stock, at the election of the Eligible Employee, either remain credited to the Eligible Employee's Participation Account or are returned to the Eligible Employee. Stock certificates for shares purchased pursuant to the Purchase Plan are sent to Eligible Employees as soon as practicable after the end of the Purchase Period. An Eligible Employee may not change the amount being withheld for participation in the Purchase Plan during a Purchase Period but may change the amounts withheld for subsequent Purchase Periods by giving written notice to the plan administrator of such change on or before the fifteenth day of the month immediately preceding such Purchase Period.

  Withdrawal. Eligible Employees may withdraw all, but not less than all, of the amounts credited to a Participation Account by giving written notice to the plan administrator. All amounts credited to such Participation Account are paid as soon as practicable following receipt of such notice. An Eligible Employee who elects to withdraw may not participate again until the fourth Purchase Period following the date the Eligible Employee elects to withdraw.

  Termination. Upon termination of an Eligible Employee's employment for any reason other than death or a leave of absence beyond 90 days, all amounts credited to such Eligible Employee's Participation Account are returned. Upon termination of an Eligible Employee's employment because of death, his or her successor-in-interest has the right to elect before the earlier of the end of the current Purchase Period or the 60th day following the Eligible Employee's date of death either to withdraw the amount credited to the Eligible Employee's Participation Account or to apply such amounts to the purchase of Common Stock. An Eligible Employee who is on a leave of absence may continue to participate in the Purchase Plan until the end of the Purchase Period first ending after the commencement of such leave of absence. An Eligible Employee who has been on a leave of absence for more than 90 days is not eligible to participate in the Purchase Plan during any subsequent Purchase Period.

  Administration and Amendment. The Purchase Plan is administered by the Board of Directors, which may delegate responsibility for such administration to a committee of the Board of Directors. The Board of Directors may terminate the Purchase Plan at any time and may amend the Purchase Plan from time to time in any respect; provided, however, that upon any termination of the Purchase Plan, all shares of Common Stock or amounts credited to Participation Accounts vested under the Purchase Plan shall be distributed to the participating Eligible Employees; and provided further, that no amendment to the Purchase Plan shall affect the right of a participating Eligible Employee to receive his or her proportionate interest in the shares of Common Stock or amounts in Participation Accounts, which shall have vested under the Purchase Plan.

  Federal Income Tax Consequences. The Purchase Plan is intended to meet the requirements of an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended and as in effect as of the date of this Proxy Statement (the "Code").

  An Eligible Employee does not recognize taxable income upon the granting of the right to purchase stock pursuant to the Purchase Plan or upon acquiring such stock. An Eligible Employee's tax basis in shares of stock acquired under the Purchase Plan is the amount paid to purchase each share of Common Stock (the "Exercise Price").

  Once stock is acquired by an Eligible Employee pursuant to the Purchase Plan, the tax treatment of the subsequent disposition of such stock may differ depending on whether or not the stock was disposed of within the statutory holding period. The statutory holding period is the later of (1) two years after the right to purchase stock pursuant to the Purchase Plan is granted to an Eligible Employee, or (2) one year after the date of the transfer of the stock pursuant to exercise.

  Upon an Eligible Employee's disposition of shares acquired pursuant to the Purchase Plan, if such disposition occurs prior to the expiration of the statutory holding period and assuming that the fair market value of the stock on the date of disposition exceeds the fair market value of the stock on the date of exercise, the Eligible Employee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the Exercise Price. The amount of ordinary compensation income recognized by the Eligible Employee will be added to his or her adjusted basis in the shares for purposes of determining the capital gain on the disposition. The Eligible Employee will recognize capital gain in an amount equal to the excess of the proceeds received upon disposition of the shares over his or her adjusted basis in such shares. Whether capital gain is treated as long-term or short-term will depend on whether the Eligible Employee has held the stock for more than one year.

  If the fair market value of the stock on the date of such disposition is less than the fair market value of such stock on the date of exercise, the amount of ordinary compensation income recognized by the employee upon disposition is the excess, if any, of the proceeds received from the disposition over the employee's adjusted basis in the shares. In such case, the Eligible Employee would not recognize any capital gain.

  Where such disposition occurs after the expiration of the statutory holding period, the Eligible Employee must recognize as ordinary compensation income the lesser of (1) the excess of the fair market value of each share at the time of such disposition over the Exercise Price, or (2) the excess of the fair market value of each share at the time the right to purchase stock in the Purchase Plan was granted over the Exercise Price. The amount of ordinary compensation income recognized by the Eligible Employee will be added to his or her adjusted basis in the shares for purposes of determining the capital gain on the disposition. The Eligible Employee will recognize capital gain in an amount equal to the excess of the proceeds received upon disposition of the shares over his or her adjusted basis in such shares.

  The death of an Eligible Employee who acquired stock under the Purchase Plan will also trigger recognition of ordinary compensation income in the Eligible Employee's last taxable year. The amount of ordinary income is computed as though the deceased Eligible Employee held the stock for at least two years. A corresponding deduction for the amount of estate tax attributable to the stock may also be available.

  An Eligible Employee's employer is required to withhold federal income taxes, and may be required to withhold other federal, state and local taxes from the payment of bonuses and regular periodic salary and wages. An Eligible Employee is subject to federal income tax on the amount of withheld pay applied to the purchase of stock under the Purchase Plan.

  The federal tax consequences described in the foregoing paragraphs apply to any person subject to tax in the United States.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, Directors and ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended June 28, 1996, its officers, Directors and ten-percent shareholders complied with all applicable Section 16(a) filing requirements.

                             INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP, independent certified public accountants, audited the consolidated financial statements of the Corporation for the fiscal year ended June 28, 1996. Representatives of KPMG Peat Marwick LLP are expected to attend the 1996 Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions. The Board of Directors has selected KPMG Peat Marwick LLP as the independent public accountants to audit the Corporation's consolidated financial statements for the fiscal year ending June 27, 1997.

                                 OTHER MATTERS

  Management does not know of any matters to be brought before the meeting other than those referred to herein. If any other matters properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

  It is important that proxies be returned promptly. Each shareholder who does not expect to attend the meeting in person is urged to sign and date the enclosed form of proxy and return it by mail. No postage is necessary if it is mailed in the United States.

                                          By order of the Board of Directors,

                                          /s/CHRIS A. MILLER

                                          CHRIS A. MILLER
                                          Vice President-Finance,
                                          Secretary and Treasurer

September 13, 1996

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P R O X Y


                            C-COR ELECTRONICS, INC.
                               STATE COLLEGE, PA

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION FOR
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 15, 1996

  The undersigned hereby appoints Richard E. Perry, Dr. Philip L. Walker, Jr. and Donald M. Cook, Jr., and each of them, attorneys and proxies, with power of substitution in each of them to vote and act for and on behalf of the undersigned at the Annual Meeting of Shareholders of C-COR Electronics, Inc. to be held on Tuesday, October 15, 1996, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.

  IT IS AGREED THAT UNLESS OTHERWISE MARKED ON THE REVERSE HEREOF SAID ATTORNEYS AND PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

 (PLEASE FILL IN, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN
                     IT PROMPTLY IN THE ENCLOSED ENVELOPE)

                                                                SEE REVERSE
                                                                    SIDE

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

[X]  PLEASE MARK YOUR  +++                                         +
     VOTES AS IN THIS  +                                           +
     EXAMPLE.                                                      +++++

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND PROPOSALS
                                 LISTED BELOW.


                    FOR ALL NOMINEES     WITHHOLD AUTHORITY
1. Election of          [    ]                 [    ]
   Directors:           [    ]                 [    ]

FOR all nominees listed below (except as marked to the contrary below)
Nominees: For a term expiring in 1999: I.N. Rendall Harper, Jr., Dr. Frank Rusinko, Jr. and Scott C. Chandler.
To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

- --------------------------------------------------------------------------------

                                                 FOR     AGAINST    ABSTAIN
2. To approve a proposed amendment to           [   ]     [   ]      [   ]
   the C-COR Electronics, Inc. 1988
   Stock Option Plan to expand the class
   of persons eligible to participate
   in such plan.

3. To approve a proposed amendment to           [   ]     [   ]      [   ]
   the C-COR Electronics, Inc. 1992 Employee
   Stock Purchase Plan to provide for monthly
   (rather than quarterly) purchases under
   such plan.

4. In their discretion, the proxies are         [   ]     [   ]      [   ]
   authorized to vote upon such other
   business as may properly come before
   the meeting.





SIGNATURE(S) _________DATED________________________________________,1996 (SEAL)

______________________DATED________________________________________,1996 (SEAL)

Signature should be the same as the name printed above; executors, administrators, trustees, guardians, attorneys and officers of corporations should add their title when signing.

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